                   Technology Marketing and License Agreement

         This Technology License Agreement ("Agreement") is entered into between HYPERLIGHT NETWORK CORPORATION, a Delaware corporation ("Licensor") and TELECOM WIRELESS CORPORATION, a Utah corporation with its stock symbol (OTCBB:NOYR) ("Licensee").

                                   Recitals

A. Licensor and its predecessors have developed certain Technology and has, or will, enter into an agreement with an unaffiliated entity (the "Licensor's Designated Manufacturer") to manufacture DSX Units which will incorporate the Technology for commercial purposes.

B. Licensor is in the process of obtaining ownership of, and the right to grant a license, manufacturing, and marketing rights with respect to the Technology and the DSX Units.

C. Licensor and the Licensor's Designated Manufacturer are also planning to test the Technology to determine the produceability and scalability of the DSX Units, which will incorporate the Technology.

D. The Licensor's Designated Manufacturer will conduct certain testing of the Technology and the DSX Units and, if the testing is completed satisfactorily, is expected to enter into a license agreement for the manufacture of the DSX Units, incorporating the Technology into the DSX Units.

E. If the Licensor's Designated Manufacturer fails to exercise its option to enter into a license agreement for the manufacture of the DSX Units, the Licensor will use its best efforts to make the DSX Units available to the Licensee through another manufacturer.

         Now, therefore, in consideration of the mutual promises and covenants contained herein, the sufficiency of which both the Licensor and the Licensee acknowledge, the parties agree as follows:

1.       Definitions

         a. The term "Effective Date" means the later of the following: the date the last party executes this Agreement and delivers it to the other party, or the date the Licensor designates a Licensor's Designated Manufacturer to the Licensee pursuant to paragraph 3.b, below.

         b. The term "IP" means the Technology together with any other intellectual property anywhere in the world, including patents, patent applications, copyrights, trademarks, service marks, logos, Internet domain names, trade names, trade secrets, and other confidential or proprietary information based on, related to, or in connection with the Technology which is owned by the Licensor.

         c. The term "Technology" means that certain high speed, broadband technology useful in carrying voice, data and video signals in either analog or digital format owned by the Licensor, including all improvements and enhancements thereto owned by the Licensor.

         d. The term "Territory" means the entire world.

         e. "DSX Units" mean those certain switchable and routable, DSX, broadband transmission DSX Units developed and built for testing purposes only by Madison Priest that employ the IP. The term "DSX Units" when used herein does not include units that are not switchable or routable which are commonly referred to as "DSL Units."

2.       License.

         a. Subject to any license for the DSX Units and the Technology incorporated therein which is delivered to the Licensee in connection with the acquisition of the DSX Units from the Licensor's Designated Manufacturer and subject further to the additional terms and conditions contained herein, Licensor grants Licensee a non-exclusive, irrevocable but terminable in accordance with the provisions of this Agreement, non-transferable license to market the DSX Units to provide video, data, and telephony ("Broadband Services") pursuant to the terms and conditions of this Agreement. Although this license is non-transferable, the Licensee may enter into distributor sublicenses and end-user sublicenses with other parties as permitted in Paragraph 4 below. This license does not grant the Licensee any authority to market the DSX Units in Governmental Applications as defined in Exhibit "A".

         b. Subject to any license for the DSX Units and the Technology incorporated therein which is delivered to the Licensee in connection with the acquisition of the DSX Units from the Licensor's Designated Manufacturer and subject further to the additional terms and conditions contained herein, Licensor further grants Licensee a non-exclusive, irrevocable but terminable in accordance with the provisions of this Agreement, non-transferable license to market, directly and indirectly, all products related to Broadband Services containing DSX applications then being offered by the Licensor in the Territory. Although this license is non-transferable, the Licensee may enter into distributor sublicenses and end-user sublicenses with other parties as permitted in Paragraph 4 below.

         c. Licensee will maintain at its own expense all regulatory compliance necessary or appropriate for it to comply with its obligations under this Agreement. Licensee will, on Licensor's request not more frequently than annually, provide the Licensor with documentation to substantiate such regulatory compliance. If the Licensee seeks to market the DSX Units outside of the United States, Licensee will, prior to entering into the first distributor sublicense or end-user license outside of the United States, provide the Licensor with documentation substantiating such regulatory compliance. In addition, the Licensee will notify the Licensor each time there is a material change to regulatory compliance required by this paragraph.

3. Acquisition of DSX Units from the Licensor's Designated Manufacturer

         a. Licensee agrees that it will acquire the DSX Units only from the Licensor's Designated Manufacturer, as the Licensor's Designated Manufacturer may be designated from time-to-time by the Licensor subject to the terms and conditions the Licensor's Designated Manufacturer or the Licensor may impose. It is expected that the terms will include, but may not be limited, to the following:

i. Use and installation of the DSX Units in a manner consistent with the Licensor's Designated Manufacturer's and the Licensor's instructions;
ii. Maintenance of any labeling or other identification installed on any DSX Units by the Licensor's Designated Manufacturer;
iii. Each right to use the DSX Units will be conditional on the end-users continuing compliance with the revenue-sharing and accounting provisions of this agreement and any successor agreement addressing those points; and
iv. Prevention from disassembly of or reverse engineering the DSX Units in any respect.
v. Notification and compliance provisions imposed on the end-user and distributor similar to those imposed on the Licensee in paragraph 2(c), above.

         b. Licensee agrees that the Licensor may designate from time-to-time one or more Licensor's Designated Manufacturers with whom it has a manufacturing relationship with respect to the Territory and which are capable of producing the DSX Units, but the Licensee further agrees that the
Licensor:

i. has no obligation to maintain any particular manufacturing relationship;

ii. has no obligation to set or establish the terms or conditions of any acquisition of DSX Units;

iii. has no liability with respect to delivery obligations or any warranty with respect to any DSX Units licensed by the Licensee; and

iv. offers no warranty with respect to any DSX Units, including specifically (and without limitation) no warranty of merchantability or fitness for a specific purpose, which warranties the Licensor specifically disclaims.

The Licensee agrees that, with respect to any DSX Units marketed by the Licensee pursuant to this License Agreement, the Licensor has no liability to the Licensee or any sublicensee under Article 2 of the Uniform Commercial Code ("Sales") as adopted in any state of the United States or any comparable law, custom, or practice anywhere in the world. The Licensee specifically acknowledges and agrees that, to the extent the Licensee or any sublicensee requires any warranty, delivery obligation, or other term or condition of purchase, the Licensee or sublicensee must negotiate such terms with the Licensor's Designated Manufacturer.

4. Sublicense.

         a. (i) The Licensor hereby grants the right and privilege to the Licensee to market the DSX Units and to enter into sublicenses consistent with this Agreement with other distributors for the purpose of marketing the DSX Units (a "distributor sublicense"), provided all sublicensees agree that any distributor sublicense granted (which distributor sublicense is directly or indirectly related to the subject matter of this Agreement) is specifically subject to the terms of this Agreement.

                  (ii) The Licensor hereby grants the right and privilege to the Licensee to market the DSX Units and to enter into sublicenses consistent with this Agreement ("end-user sublicense") with persons who will place the DSX Units in service to provide (or obtain) Broadband Services.

                  (iii) The Licensee will promptly notify the Licensor of any distributor sublicense or end-user sublicense entered into by the Licensee, and will provide a copy of the sublicense agreement to the Licensor as executed by both the Licensee and the sublicensee within five days of the sublicense having been executed by the parties.

         b. The Licensee agrees to monitor the performance of all persons with whom it has entered sublicenses as to their compliance with the terms of this License Agreement and to enforce the terms of this License Agreement from time to time as may be necessary against any of its sublicensees to ensure such sub-licensee's compliance with the terms of this License Agreement and the sublicense agreement.

         c. Each distributor sublicense granted hereunder must be expressly stated to be subject to, and terminable upon termination of, this Agreement. Upon termination of this Agreement or any distributor sublicense granted hereunder, the Licensee must obtain from each distributor sublicensee and return to the Licensor each Unit acquired from the Licensor's Designated Manufacturer or any other source pursuant to this Agreement unless the Licensee and the Licensor make other arrangements with respect to the continuation of any of the sublicenses on other terms following such termination.

         d. Each end-user sublicense not then in default will survive the termination of this Agreement.

         e. Each end-user sublicense and distributor sublicense will be in a form as may be designated from time-to-time by the Licensor. Neither the Licensee nor any other person but the Licensor has any authority to make any changes to the form of sublicense except to complete any blanks set forth on the form. The end-user sublicense agreements and the distributor sublicense agreements will, among other provisions, provide that they:

i.                are expressly subject to the terms of this Agreement,
ii. provide adequately for the protection of the Technology and the integrity of the DSX Units,
iii. provide for the accurate reporting of all revenues received from the further license of the DSX Units and such other information necessary to determine, accurately, the license fee required hereunder,
iv. provide for the ability of the Licensee and its agents or representatives to review and audit the relevant books and records of the sublicensee, and
v. appoint the Licensor as the Licensee's agent for all actions of the Licensee permitted or required under the sublicense (with the understanding that the

                  Licensor will not be required to take any action, and that the responsibility for taking any actions lies solely with the Licensee).
vi. Compliance with all federal, state, local, provincial, or other domestic regulations in the United States or elsewhere necessary or appropriate for it to comply with its obligations under any end-user sublicense or distributor sublicense, as appropriate. Licensee will, on Licensor's request not more frequently than annually provide the Licensor with documentation to substantiate such regulatory compliance. In addition, the end-user sublicensee or the distributor sublicensee will notify the Licensee (which will promptly notify the Licensor) each time there is a material change to regulatory compliance required by this paragraph.

vii. Provide for termination and assignment provisions consistent with Paragraph 11 hereof

5. License Fee

         a. In consideration for the license granted by Licensor under this Agreement, Licensee shall pay Licensor a fee as set forth in Exhibit A (the "License Fee").

         b. Each installment of the License Fee shall be due and payable in accordance with the Payment Schedule set forth in Exhibit A. All amounts not paid within ten (10) days of the due date shall bear interest at the rate of one and one-half percent (1.5 %) per month, or at the highest rate allowed by law, whichever is less, from the date due until paid. Failure of Licensee to pay any amounts when due shall constitute sufficient cause for Licensor to terminate this Agreement. Each payment of any installment of the license fee shall be accompanied by reasonably detailed records from the Licensee sufficient to allow the Licensor to determine whether the calculation of the Licensee Fee appears to be correct.

         c. Licensee shall, in addition to the other amounts payable under this Agreement, pay all sales, use, value added or other taxes, federal, state or otherwise, however designated, which are levied or imposed by reason of the transactions contemplated by this Agreement.

         d. Licensor, its agents and representatives, shall have the right to review and audit the Licensee's books and records relating to the accrual and the payment of the license fee from time-to-time during the Licensee's normal business hours. The Licensee will pay 110% of the costs of any such audit or review (including the reasonable costs of employees of the Licensor involved in such audit or review) if any audit or review of the Licensee's books and records pursuant to this paragraph reveals:

i.       an underpayment of the License Fee by more than 5%; or
ii. failure by the Licensee to maintain books and records reasonably necessary to determine the amount of the license fee due to the extent the Licensee accrues any obligation to pay the Licensor a fee; or
iii. failure by the Licensee to ensure that its sublicensees maintain adequate books and records to the extent the Licensee accrues any obligation to pay the Licensor a fee; or
iv. failure by the Licensee to receive adequate reports from any sublicensee from whom reports may be due.

6. Ownership

         a. Title. Licensee and Licensor agree that Licensor owns and will continue to own all proprietary rights, including patent, copyright, trade secret, trademark and other proprietary rights, in and to the IP, including any corrections, fixes, enhancements, updates or other modifications thereto, whether made by Licensee, or any third party.

         b. Title to DSX Units. The Licensor disclaims any warranty as to title to the DSX Units. The Licensee acknowledges that the Licensee must obtain whatever warranties as to title to, or merchantability, or fitness for a particular purpose of, the DSX Units the Licensee may desire from the Licensor's Designated Manufacturer.

7. Limitations Period

         No arbitration or other action under this Agreement, unless involving death or personal injury, may be brought by either party against the other more than one (1) year after the cause of action arises.

8. No Consequential Damages

         Licensor shall not be liable to Licensee for indirect, special, incidental, exemplary or consequential damages (including, without limitation, lost profits) related to this Agreement or resulting from Licensee's use or inability to use the IP or the inability of the Licensor's Designated Manufacturer to make DSX Units available in quantities sufficient to meet any purchase order submitted by Licensee, or arising from any other cause of action whatsoever, including contract, warranty, strict liability, or negligence, even if Licensor has been notified of the possibility of such damages.

9. Limitation on Recovery

         Under no circumstances shall the liability of Licensor to Licensee exceed the amounts paid by Licensee to Licensor under this Agreement.

10. Indemnification

Licensor shall indemnify and hold harmless Licensee from and against any claims, including reasonable legal fees and expenses, based upon infringement of any United States copyright, trademark, or patent by the DSX Units. Licensee agrees to notify Licensor of any such claim promptly in writing and to allow Licensor to control the proceedings. Licensee agrees to cooperate fully with Licensor during such proceedings. Licensor shall defend and shall have the further right, in its sole discretion, to settle at its sole expense all proceedings arising out of the foregoing.

11. Terms and Termination

         a. Effective Date and Term. This Agreement and the license granted hereunder shall take effect upon the Effective Date that the last party executes this Agreement and shall continue (unless sooner terminated pursuant to paragraph 11.b, below, for 5 years following the Effective Date.

         b. Termination. Each party shall have the right to terminate this Agreement and the license granted herein upon the occurrence the following events (each an "Event of Default"):

         (i) In the event the other party violates any provision of this Agreement.

         (ii) In the event the Licensee (A) terminates or suspends its business, (B) becomes subject to any bankruptcy or insolvency proceeding under Federal or state statute, (C) becomes insolvent or subject to direct control by a trustee, receiver or similar authority, or (D) has wound up or liquidated, voluntarily or otherwise.

         (iii) Within 30 days from the date the last party executes this Agreement and delivers it to the other party upon the request from either party that the parties enter into a new agreement setting forth in more detail the obligations of the parties hereto.

         (iv) By the Licensor if the Licensee does not provide the Licensor with a purchase order for a minimum of 50,000 DSX Units, backed by an irrevocable letter of credit for $50,000,000 (not later than November 1, 1999), which purchase order and letter of credit are satisfactory to the Licensor in the Licensor's sole discretion.

         c. Notice and Opportunity to Cure. Upon the occurrence of an Event of Default, a party shall deliver to the defaulting party a Notice of Intent to Terminate that identifies in detail the Event of Default.

         (i)      If the Event of Default (described in 11(b)(i), (ii), or
                  (iii)) remains uncured for thirty (30) days, the non-defaulting party may terminate this Agreement and the license granted herein by delivering to the defaulting party a Notice of Termination that identifies the effective date of the termination, which date shall not be less than thirty (30) days after the date of the Notice of Intent to Terminate.

         (ii) If the Event of Default (described in 11(b)(iv)) occurs, the Licensor may terminate this Agreement and the license granted herein by delivering to the Licensee a Notice of Termination that identifies the effective date of the termination, which date shall not be less than five (5) days after the date of the Notice of Intent to Terminate.

         d. Effect of Termination. Termination of this License Agreement does not operate to terminate any end-user license then existing that is in good-standing. The Licensor may give notice to the holder of the end-user license and the distributor sublicense at any time after the occurrence of an Event of Default, however, and direct the end-user licensee and the distributor sublicensee to make all future payments and owe all further obligations to the Licensor.

12. Assignment

         a. Licensee shall not assign or otherwise transfer the license granted hereby to anyone, including any parent, subsidiaries, affiliated entities or third parties, or as part of the sale of any portion of its business, or pursuant to any merger, consolidation or reorganization, without Licensor's prior written consent, which consent the Licensor will not unreasonably withhold. Licensor acknowledges that Licensee is engaged in negotiations for a business combination with FlashNet. Licensor hereby accepts an assignment of this agreement to FlashNet in conjunction with the completion of such business combination. Licensor agrees to keep all material nonpublic information received regarding Licensee's proposed business combination with FlashNet confidential.

         b. Licensee may enter into sublicense arrangements with end-users of the DSX Units or distributors provided such arrangements:

i.                are expressly subject to the terms of this Agreement,
ii. provide adequately for the protection of the Technology and the integrity of the DSX Units,
iii. provide for the accurate reporting of all revenues received from the further license of the DSX Units and such other information necessary to determine, accurately, the license fee required hereunder,
iv. provide for the ability of the Licensee and its agents or representatives to review and audit the relevant books and records of the sublicensee, and
v. appoint the Licensor as the Licensee's agent for all actions of the Licensee permitted or required under the sublicense (with the understanding that the Licensor will not be required to take any action, and that the responsibility for taking any actions lies solely with the Licensee).

13. Arbitration

         The parties shall settle any controversy arising out of this Agreement by arbitration in Denver, Colorado, in accordance with the rules of the Judicial Arbiter Group, Inc., Denver, Colorado ("JAG"). The parties shall agree upon a single arbitrator or, if the parties cannot agree upon an arbitrator within thirty (30) days, then the parties agree that a single arbitrator shall be appointed by the JAG. The arbitrator may award attorneys' fees and costs as part of the award. The award of the arbitrator shall be binding and may be entered as a judgment in any court of competent jurisdiction.

14. Notices

         All notices under this Agreement are to be delivered by (i) depositing the notice in the mail, using registered mail, return receipt requested, addressed to the address below or to any other address as the party may designate by providing notice, (ii) telecopying the notice by using the telephone number set forth below or any other telephone number as the party may designate by providing notice, (iii) overnight delivery service addressed to the address below or to any other address as the party may designate by providing notice, or (iv) hand delivery to the individual designated below or to any other individual as the party may designate by providing notice. The notice shall be deemed delivered (i) if by registered mail, four (4) days after the notice's deposit in the mail, (ii) if by telecopy, on the date the notice is delivered, (iii) if by overnight delivery service, on the day of delivery, and (iv) if by hand delivery, on the date of hand delivery.

LICENSOR:

HyperLight Network Corporation
188 North Lake Drive
Naples, Florida 34102
Attention: J. Mark Strong - President
Telecopy No.: 941-403-3528

with a copy (which does not constitute notice) to:

Norton Lidstone, P.C.
Suite 850, The Quadrant
5445 DTC Parkway
Englewood, CO 801 11
Attn: Herrick K. Lidstone, Jr., Esq.
Telecopy: 303-221-5553

and to

Wollins, Hellman & Green
720 South Colorado Blvd
Suite 620-S
Denver, CO 80222
Attn: David H. Wollins, Esq.
Telecopy: 303-758-81 11

LICENSEE:

Telecom Wireless Corporation
5299 DTC Blvd, 12th Floor
Englewood, CO 80111
Attention: Jay W. Enyart, Esq. - Corporate Counsel
Telecopy No.: 303-357-0190

15. General Provisions

         a. Complete Agreement. The parties agree that this Agreement is the complete and exclusive statement of the agreement between the parties, which supersedes and merges all prior proposals, understandings and all other agreements, oral or written, between the parties relating to this Agreement.

         b. Amendment. This Agreement may not be modified, altered or amended except by written instrument duly executed by both parties.

         c. Waiver. The waiver or failure of either party to exercise in any respect any right provided for in this Agreement shall not be deemed a waiver of any further right under this Agreement.

         d. Severability. If any provision of this Agreement is invalid, illegal or unenforceable under any applicable statute or rule of law, it is to that extent to be deemed omitted. The remainder of the Agreement shall be valid and enforceable to the maximum extent possible.

         d. Governing Law. This Agreement and performance hereunder shall be governed by the laws of the State of Delaware.

         e. DSL License. When and if Licensor commences the marketing and sale of DSL licenses, the Licensor will provide Licensee with a license on the most favorable terms offered to third parties for placing orders for similar quantities and delivery requirements.

         f. Read and Understood. Each party acknowledges that it has read and understands this Agreement and agrees to be bound by its terms.

AGREED:

LICENSOR:
HyperLight Network Corporation                   Date:        9/13       , 1999
                                                      -------------------



By:    /s/ J. Mark Strong
   --------------------------
J. Mark Strong, President
188 North Lake Drive
Naples, Florida 34102
Telephone: 941-403-3527
Facsimile: 941-403-3528


LICENSEE:
TELECOM WIRELESS CORPORATION                     Date:                   , 1999
                                                      -------------------

By: /s/ Dr. James C. Roberts
   --------------------------
Dr. James C. Roberts, CEO
5299 DTC Blvd, 12th Floor
Telephone: 303-357-0000
Facsimile:  303-357-0100

EXHIBIT A
TO
TECHNOLOGY MARKETING AND LICENSE AGREEMENT

License Fee and Payment Schedule

1. License Fee

         The License Fee shall be 50% of any revenues the Licensee receives from any person attributable to any end-user sublicense for the commercial or consumer use of the DSX Units (as that term is defined in this agreement).

         Subject to the exceptions contained in the following sentence, if the Licensor offers any third party a more favorable License Fee, this agreement will be automatically amended to adopt such more favorable License Fee. This does not include any license terms offered to the Licensor's Designated Manufacturer for the sale of DSX Units or DSL Units in Government Applications, defined as follows:

         (A) to employ the IP, including all portions thereof, and to use, sell, and offer to sell products purchased, leased, or otherwise acquired from licensees and sublicensees of Licensor, or for which Interactive has paid a royalty to Licensor pursuant to Paragraph 1, above, using or based upon the IP and any portion thereof to provide integrated broadband systems (the "Broadband Systems") to the U.S. Government, its agencies, departments and designees which may include the provision of, directly and indirectly, Broadband Services to other governmental entities and

         (B) to market worldwide, directly and indirectly, all products related to such Government Applications then being offered by Licensor.

2.       Payment Schedule

         a. The Licensee must make payment of all amounts due to the Licensor within five business days after the Licensee's receipt of payment from its sublicensee.

         b. TWC will provide accounting for all billing on a Quarterly basis and TWC will provide copy of audited financials within 60 days of the close of any quarter.